EXHIBIT 10.39
LOAN RESTRUCTURE AGREEMENT
          This LOAN RESTRUCTURE AGREEMENT (this “Agreement”) is made and entered into this 7th day of August, 2006 by and between Network Installation Corp., a Nevada corporation (the “Company”), and Preston Capital Partners, LLC (“Preston”).
RECITALS
          A. The Company and Preston have entered into numerous loan, debenture and other agreements, a list of which is attached hereto as Exhibit 1. The Company and Preston intend that this Agreement govern all agreements between the Company and Preston and affiliates whether or not such agreements are listed in Exhibit 1. The agreements listed in Exhibit 1 and any other agreements between the Company and Preston are hereinafter referred to as the “Loan Documents.”
          B. Pursuant to the Loan Documents, from and after 2003, the Company has borrowed from Preston approximately $375,000. The Loan Documents provide for certain prepayment premiums and other penalties, some of which may have heretofore accrued.
          C. Certain of the Loan Documents provide that Preston is entitled to convert some or all of the debt owed to it by the Company into common stock of the Company.
          D. The Company and Preston wish to restructure the Company’s obligations to Preston under the Loan Documents upon the terms and conditions contained herein. In particular, the Company and Preston wish to provide for the elimination of all obligations of the Company to issue stock to Preston or any other entity.
          E. The Company and Preston intend that the restructuring provided for in this Agreement shall be effective as of June 30, 2006. Preston takes no position with respect to the Company’s tax and accounting treatment of the restructuring under this Agreement.
COVENANTS
     1. New Promissory Note. At or before the execution of this Agreement, the Company shall execute and deliver to Preston a signed promissory note (the “New Note”), in the form attached hereto as Exhibit 2, in the face amount of $375,000, payable as provided therein with interest at the rate of 7% per annum. The New Note shall not provide for any prepayment penalty or premium. The New Note shall supercede all prior evidences of indebtedness of the Company to Preston, including all of the convertible debentures listed in the Loan Documents, except in the event of default as set forth in section 5, below. The Company’s satisfaction of the terms of the New Note shall constitute a full and complete accord and satisfaction of all of the debts of the Company to Preston.

     2. Cancellation of Convertible Debentures. All convertible debentures and any other agreements between the Company and Preston pursuant to which Preston may be entitled to acquire stock of the Company, are hereby cancelled and shall be surrendered to the Company.
     3. Preston Waivers. Preston hereby waives:
3.1	Any default under the Loan Documents that occurred prior to the date of this Agreement.

3.2	Any penalty or premium that has accrued under the Loan Documents prior to the date of this Agreement.

3.3	Any obligation to register any securities of the Company imposed under the Loan Documents that arose prior to the date of this Agreement.
     4. Enforceability of Loan Documents. Except as modified or supplanted by this Agreement, the Loan Documents shall remain in force and effect.
     5. Default. In the event of the occurrence of a default or of an event of default, under this Agreement or the New Note, Preston has the right to (1) declare the full unpaid balance of the New Note to be immediately due and owing, and (2) enforce each of its remedies and rights of collection under the Loan Documents, including conversion, without regard to provisions in this Agreement and the New Note which would otherwise limit Preston’s rights under the Loan Documents. All other rights, representations and warranties shall survive and be governed as agreed pursuant to the Loan Documents. In the event of a default, the Company shall be obligated to issue to Preston stock of the Company pursuant to the terms and conditions of the Loan Documents without regard to any provisions in this Agreement or the New Note which would otherwise limit Preston’s rights. After notice of default, the Company shall have a period to cure the default consisting of the later of (i) 10 business days, or (ii) the cure period prescribed in the New Note and the Loan Documents
     6. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if and when actually delivered, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed to have been duly made on the date mailed. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
(a)     Notices to the Company:
Jeffrey Hultman
Network Installation Corp.
5625 S. Arville, Suite E
Las Vegas, Nevada 89118-2280
Telephone: (702) 889-8777
Facsimile: (702) 889-8237

With copy to:
Ross Plourde, Esq.
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Telephone: (405) 235-9621
Facsimile: (405)235-0439
(b)     Notices to Preston:
Telephone:
Facsimile:
With copy to:
     7. Choice of Law: This Agreement shall be governed by and construed in accordance with the internal laws of the state of Nevada, without respect to any choice of law provisions of that state.
     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment by either party to this Agreement, or their successors or assigns, shall relieve either party (or any successor or assign) of any of its obligations under this Agreement.
     9. Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

     10. Expenses. Except as otherwise provided in this Agreement, each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated by this Agreement
     11. Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.
     12. Superseding Effect. This Agreement supersedes any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.
     13. Time of the Essence. Time is of the essence of each and every provision of this Agreement.
     14. Effective Date. This Agreement shall be effective as of June 30, 2006. Preston takes no position with respect to the Company’s tax and accounting treatment of the restructuring under this Agreement.

NETWORK INSTALLATION CORP.

/s/ Jeffrey R. Hultman
By:

PRESTON CAPITAL PARTNERS, LLC

/s/ John P. Wykoff
By:

EXHIBIT 1
LOAN DOCUMENTS
1.	Debenture between the Company and Preston Capital Partners, LLC, dated February 3, 2005

2.	Debenture between the Company and Preston Capital Partners, LLC, dated February 10, 2005

3.	Debenture between the Company and Preston Capital Partners, dated May 26, 2005

4.	Debenture between the Company and Preston Capital Partners, dated June 20, 2005

5.	Debenture between the Company and Preston Capital Partners, dated July 20, 2005

6.	Debenture between the Company and Preston Capital Partners, dated August 17, 2005

7.	Investment Agreement between the Company and Preston Capital Partners, LLC, dated January 21, 2004

8.	Registration Rights Agreement between the Company and Preston Capital Partners, LLC, dated January 21, 2004

9.	Attached is a spreadsheet indicating the dates that debentures were issued by the Company to Preston. All agreements related to the issuance of debentures on those dates are hereby incorporated by reference to the extent not otherwise listed in this exhibit.

EXHIBIT 1 — Continued
Network Installation Corp
Schedule of Convertible Debentures
At August 3, 2006

	Date Issued	Price
Preston Capital Partners	2003	$25,000
	2/3/2005	$50,000
	2/10/2005	$25,000
	5/26/2005	$30,000
	06/20/05	$50,000
	07/20/05	$50,000
	08/17/05	$100,000
	10/13/05	$45,000

	Total	$375,000

EXHIBIT 2
PROMISSORY NOTE

$375,000	August 7, 2006
     FOR VALUE RECEIVED, the undersigned, Network Installation Corp. (the “Maker”), promises to pay to the order of Preston Capital Partners (the “Holder”), c/o John P. Wykoff, or at such other place as the Holder hereof may from time to time designate in writing, the principal amount of $375,000, together with interest thereon from the date hereof at the rate of seven percent (7%) per annum. Maker shall make payments in accordance with the amortization schedule attached as Exhibit A.
     This note may be prepaid in whole or in part at any time without premium or penalty. Partial prepayments shall be applied in the manner designated by Maker at the time such payment is made or, in the absence of such designation, in the discretion of the Holder.
     This Note is given pursuant to and is subject to the terms and provisions of that certain Loan Restructure Agreement of even date herewith.
     Any amount not paid when due hereunder shall bear interest at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum amount that may be collected under law, until paid. During the existence of any default hereunder, the Holder of this note may apply payments received on any amount due hereunder, or any other instrument now or hereafter evidencing or securing the indebtedness evidenced hereby, as the Holder, in their sole discretion, may determine.
          The entire principal indebtedness evidenced by the Note and all accrued interest thereon shall become and be immediately due and payable, at the option of the Holder hereof, upon the occurrence of any of the following events of default: (i) the Maker’s failure to timely make payment of any amount due hereunder or under the Loan Restructure Agreement that is not cured within 10 business days after notice in writing to the Company, or (ii) the Maker’s failure to comply with any other provisions or conditions of the Note, the Loan Restructure Agreement, or any other instrument, including, the surviving provisions of the Loan Documents referred to in the Loan Restructure Agreement, now or hereafter evidencing or securing the indebtedness evidenced hereby as modified by the Loan Restructure Agreement that is not cured within the later of (a) 10 business days or (b) the cure period prescribed in the instrument pursuant to which the default occurred, after notice in writing of any such default.
     The failure of the Holder hereof to exercise any of the remedies or options set forth in this note, the Loan Restructure Agreement, or in any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby (as modified by the Loan Restructure Agreement) upon the occurrence of one or more events of default shall not constitute a waiver of the right to exercise any such remedy or option or any other remedy or option at any subsequent time in respect to the same or any other event of default. The acceptance by the Holder hereof of any payment which is less than the total amount due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or at any subsequent time or nullify any prior exercise of any such remedy or option.
     As often as this note is placed in the hands of an attorney for collection or to defend or enforce any of the Holder’s rights hereunder, the Maker will pay to the Holder hereof its reasonable attorneys’ fees, together with all court costs and other expenses incurred in connection therewith.
     The Maker, endorsers, sureties, guarantors, and all other persons who are or may become liable for all or any part of the indebtedness evidenced hereby waive presentment, protest, and notice of dishonor.
     Notwithstanding any provisions herein or in the Loan Restructure Agreement to the contrary, the total liability for payments in the nature of interest shall not exceed the limits imposed by laws of the State of Nevada relating to maximum charges of interest, and Holder shall not be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law. If the Holder ever receives, collects, or applies, as interest, any such excess, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of the indebtedness evidenced hereby, and if the unpaid principal balance of such indebtedness is paid in full, any remaining excess shall be immediately paid to the Maker.
          IN WITNESS WHEREOF, the Maker has executed this note the day and year first written above.

Network Installation Corp.

/s/ Jeffrey R. Hultman
By:

EXHIBIT A to Promissory Note
Network Installation Corporation
Note Payable — Preston
As of August 3, 2006

		Interest
		Rate	Principal
Date/Payment Number	Payment	7.00%	Balance
			375,000.00
August 3, 2006 - 1	$2,000.00	$2,187.50	375,187.50
September 1, 2006 -2	2,000.00	2,188.59	375,376.09
October 1, 2006 - 3	2,000.00	2,189.69	375,565.79
November 1, 2006 - 4	2,000.00	2,190.80	375,756.59
December 1, 2006 - 5	2,000.00	2,191.91	375,948.50
January 1, 2007 - 6	2,000.00	2,193.03	376,141.53
February 1, 2007 - 7	2,000.00	2,194.16	376,335.69
March 1, 2007 - 8	2,000.00	2,195.29	376,530.98
April 1, 2007 - 9	2,000.00	2,196.43	376,727.42
May 1, 2007 - 10	2,000.00	2,197.58	376,924.99
June 1, 2007 - 11	2,000.00	2,198.73	377,123.72
July 1, 2007- 12	2,000.00	2,199.89	377,323.61
August 1, 2007 - 13	2,000.00	2,201.05	377,524.66
September 1, 2007 - 14	2,000.00	2,202.23	377,726.89
October 1, 2007 - 15	2,000.00	2,203.41	377,930.30
November 1, 2007 - 16	2,000.00	2,204.59	378,134.89
December 1, 2007 - 17	2,000.00	2,205.79	378,340.68
January 1, 2008 - 18	2,000.00	2,206.99	378,547.67
February 1, 2008 -19	8,000.00	2,208.19	372,755.86
March 1, 2008 -20	8,000.00	2,174.41	366,930.27
April 1, 2008 -21	8,000.00	2,140.43	361,070.70
May 1, 2008 - 22	8,000.00	2,106.25	355,176.94
June 1, 2008 - 23	8,000.00	2,071.87	349,248.81
July 1, 2008- 24	8,000.00	2,037.28	343,286.09
August 1, 2008 - 25	8,000.00	2,002.50	337,288.59
September 1, 2008 - 26	8,000.00	1,967.52	331,256.11
October 1, 2008 - 27	8,000.00	1,932.33	325,188.44
November 1, 2008 - 28	8,000.00	1,896.93	319,085.37
December 1, 2008 - 29	8,000.00	1,861.33	312,946.70
January 1, 2009 - 30	8,000.00	1,825.52	306,772.22
February 1, 2009 - 31	8,000.00	1,789.50	300,561.73
March 1, 2009 - 32	8,000.00	1,753.28	294,315.01
April 1, 2009 - 33	8,000.00	1,716.84	288,031.84
May 1, 2009 - 34	8,000.00	1,680.19	281,712.03
June 1, 2009 - 35	8,000.00	1,643.32	275,355.35
July 1, 2009 - 36	8,000.00	1,606.24	268,961.59
August 1, 2009 - 37	8,000.00	1,568.94	262,530.53
September 1, 2009 - 38	8,000.00	1,531.43	256,061.96
October 1, 2009 - 39	8,000.00	1,493.69	249,555.65

		Interest
		Rate	Principal
Date/Payment Number	Payment	7.00%	Balance
November 1, 2009 - 40	8,000.00	1,455.74	243,011.40
December 1, 2009 - 41	8,000.00	1,417.57	236,428.96
January 1, 2010 - 42	8,000.00	1,379.17	229,808.13
February 1, 2010 - 43	8,000.00	1,340.55	223,148.68
March 1, 2010 - 44	8,000.00	1,301.70	216,450.38
April 1, 2010 - 45	8,000.00	1,262.63	209,713.01
May 1, 2010 - 46	8,000.00	1,223.33	202,936.33
June 1, 2010 - 47	8,000.00	1,183.80	196,120.13
July 1, 2010 - 48	8,000.00	1,144.03	189,264.16
August 1, 2010 - 49	8,000.00	1,104.04	182,368.20
September 1, 2010 - 50	8,000.00	1,063.81	175,432.02
October 1, 2010 - 51	8,000.00	1,023.35	168,455.37
November 1, 2010 - 52	8,000.00	982.66	161,438.03
December 1, 2010 - 53	8,000.00	941.72	154,379.75
January 1, 2011 - 54	8,000.00	900.55	147,280.30
February 1, 2011 - 55	8,000.00	859.14	140,139.43
March 1, 2011 - 56	8,000.00	817.48	132,956.91
April 1, 2011 - 57	8,000.00	775.58	125,732.49
May 1, 2011 - 58	8,000.00	733.44	118,465.93
June 1, 2011 - 59	8,000.00	691.05	111,156.99
July 1, 2011 - 60	111,805.41	648.42	(0.01)

	475,805.41	100,805.40

Total Payments Made in 2006	10,000.00
Total Payments Made in 2007	24,000.00
Total Payments Made in 2008	90,000.00
Total Payments Made in 2009	96,000.00
Total Payments Made in 2010	96,000.00
Total Payments Made in 2011	159,805.41

Total	475,805.41